Exhibit 99.1

Lexmark reports second quarter results

LEXINGTON, Ky., July 24, 2007 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2007. Second-quarter revenue was $1.208 billion, down 2 percent compared to revenue of $1.229 billion last year. Second-quarter GAAP earnings per share were $0.67. Earnings per share for the second quarter of 2007 would have been $0.65 excluding a net $0.02 per share benefit from restructuring-related activities. Second-quarter 2007 GAAP and non-GAAP earnings per share include a tax benefit of about $0.05 per share. Second-quarter 2006 GAAP earnings per share were $0.74. Earnings per share for the second quarter of 2006 excluding $0.35 per share restructuring-related charges would have been $1.09.

“Although we had a shortfall in our consumer market segment relative to the April 24 guidance, the business market segment performed about as expected. In addition, we had strong branded unit growth in our key focus segments of color laser, laser multifunction products and inkjet all-in-ones, and cash flow for the quarter was good as Lexmark continued to have a strong financial position and balance sheet,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “In the consumer segment, our focus going forward will be on improving product cost and price, and on products, customers and countries that drive pages."

Second-quarter 2007 business segment revenue of $734 million grew 3 percent year to year and consumer segment revenue of $474 million declined 8 percent compared to a year ago. Second-quarter 2007 gross profit margin was 30.6 percent, the operating expense to revenue ratio was 25.2 percent, the operating income margin was 5.4 percent, and net earnings were $64 million. In connection with the company’s 2006 restructuring-related actions, second-quarter 2007 operating income includes $5 million pretax charges, and other income includes an $8 million foreign exchange pretax gain realized upon the substantial liquidation of the company’s Scotland legal entity.

Second-quarter 2006 gross profit margin was 34.0 percent, the operating expense to revenue ratio was 25.6 percent, the operating income margin was 8.4 percent, and net earnings were $77 million. Second-quarter 2006 results include $53 million restructuring-related pretax charges.

On a non-GAAP basis, excluding second-quarter restructuring-related charges:
● Second-quarter 2007 gross profit margin would have been 31.0 percent, down 4.3 percentage points from 35.3 percent in the same period last year, principally due to lower product margins.
●    Second-quarter 2007 operating expense as a percentage of revenue would have been 25.2 percent, up 2.6 percentage points from 22.6 percent in the same quarter last year, driven by increased demand generation and product development investments.
●     Second-quarter 2007 operating income margin would have been 5.9 percent, down 6.9 percentage points from 12.8 percent last year, primarily reflecting a significant decline in consumer segment operating income.
●    Second-quarter 2007 net earnings would have been $62 million compared to $114 million in the second quarter of 2006.

Second-quarter net cash provided by operating activities was $124 million. Capital expenditures for the quarter were $43 million. Lexmark did not repurchase its stock during the second quarter. The company’s remaining share repurchase authorization was approximately $295 million at quarter end. The company ended the quarter with $527 million in cash and marketable securities.

Looking Forward
In the third quarter of 2007, the company expects revenue to be down in the low- to mid-single digit percentage range year over year. It expects third-quarter 2007 GAAP EPS to be in the range of $0.00 to $0.10 per share. EPS in the third quarter of 2006 were $0.85, or $0.95 excluding $0.10 per share restructuring-related charges.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 800-683-1525 (outside the U.S. by calling 973-872-3197) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 9001304. This telephone replay of the conference call will be available until 12 noon (EDT) on Tuesday, July 31, 2007.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, aggressive pricing from competitors and resellers, entrance into the market of additional competitors focused on printing solutions, market acceptance of new products and pricing programs, the financial failure or loss of business with a key customer, reseller or supplier, increased investment to support product development and marketing, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, weak economic conditions, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, failure to execute planned cost reduction measures, reliance on international production facilities, manufacturing partners and certain key suppliers, disruptions at important points of exit and entry and distribution centers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, China’s revaluation of its currency, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Revenue	$1,208.2	$1,229.0	$2,468.8	$2,504.3
Cost of revenue (1)	838.0	811.3	1,675.8	1,682.8
Gross profit	370.2	417.7	793.0	821.5

Research and development	102.2	93.2	202.1	180.6
Selling, general and administrative	202.4	185.2	404.2	360.0
Restructuring and other, net (1)	-	35.7	-	56.8
Operating expense	304.6	314.1	606.3	597.4

Operating income	65.6	103.6	186.7	224.1

Interest (income) expense, net	(3.8)	(5.5)	(8.2)	(11.8)
Other (income) expense, net (2)	(7.4)	1.9	(6.2)	2.7

Earnings before income taxes	76.8	107.2	201.1	233.2

Provision for income taxes	12.6	30.5	44.5	70.3
Net earnings	$64.2	$76.7	$156.6	$162.9

Net earnings per share:
Basic	$0.68	$0.74	$1.64	$1.53
Diluted	$0.67	$0.74	$1.62	$1.52

Shares used in per share calculation:
Basic	94.8	103.8	95.6	106.8
Diluted	95.5	104.2	96.5	107.2

(1)        Amounts for the three months ended June 30, 2006, include the impact of $53.4 million of restructuring-related charges and project costs and a $0.1 million pension curtailment benefit. Restructuring-related charges of $16.2 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Project costs of $0.4 million and $1.0 million were included in cost of revenue and selling, general and administrative expenses, respectively.

Amounts for the six months ended June 30, 2006, include the impact of $103.0 million of restructuring-related charges and project costs and a $9.9 million pension curtailment benefit. Restructuring-related charges of $34.9 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue. Project costs of $0.4 million and $1.0 million were included in cost of revenue and selling, general and administrative expenses, respectively.

(2) Amounts for the three and six months ended June 30, 2007, include an $8.1 million pre-tax foreign exchange gain realized upon the substantial liquidation of the Company’s Scotland entity.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30 2007	December 31 2006
ASSETS

Current assets:
Cash and cash equivalents	$164.6	$144.6
Marketable securities	362.0	406.3
Trade receivables, net	569.3	584.3
Inventories	435.9	457.8
Prepaid expenses and other current assets	241.9	237.0
Total current assets	1,773.7	1,830.0

Property, plant and equipment, net	852.7	846.8
Other assets	175.5	172.2
Total assets	$2,801.9	$2,849.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$149.9	$-
Accounts payable	587.2	600.3
Accrued liabilities	665.7	723.7
Total current liabilities	1,402.8	1,324.0

Long-term debt	-	149.8
Other liabilities	320.5	340.0
Total liabilities	1,723.3	1,813.8

Stockholders' equity:
Common stock and capital in excess of par	864.6	828.4
Retained earnings	791.4	627.5
Treasury stock, net	(454.7)	(289.8)
Accumulated other comprehensive loss	(122.7)	(130.9)
Total stockholders' equity	1,078.6	1,035.2
Total liabilities and stockholders' equity	$2,801.9	$2,849.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Earnings Per Share:		2Q07	2Q06
GAAP		$0.67	$0.74
Restructuring-related charges		0.04	0.35
Accumulated translation gain upon Scotland liquidation		(0.06)	-
Non-GAAP		$0.65	$1.09

2Q07:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	30.6%	25.2%	5.4%
Restructuring-related charges	0.4%	-	0.5%
Non-GAAP	31.0%	25.2%	5.9%

2Q06:
GAAP	34.0%	25.6%	8.4%
Restructuring-related charges	1.3%	(3.0%)	4.4%
Non-GAAP	35.3%	22.6%	12.8%

Net Earnings (In Millions)		2Q07	2Q06
GAAP		$64	$77
Restructuring-related charges		4	37
Accumulated translation gain upon Scotland liquidation		(6)	-
Non-GAAP		$62	$114

		Earnings Per Share
Guidance:		3Q07	3Q06
GAAP		$0.00 to $0.10	$0.85
Restructuring-related charges			0.10
Non-GAAP			$0.95

Note:      Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Six Months Ended June 30

Earnings Per Share:		2007	2006
GAAP		$1.62	$1.52
Restructuring-related charges		0.07	0.66
Accumulated translation gain upon Scotland liquidation		(0.07)	-
Pension curtailment gain		-	(0.06)
Non-GAAP		$1.62	$2.12

2007:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	32.1%	24.6%	7.6%
Restructuring-related charges	0.3%	(0.1%)	0.3%
Non-GAAP	32.4%	24.5%	7.9%

2006:
GAAP	32.8%	23.9%	8.9%
Restructuring-related charges	1.4%	(2.4%)	3.8%
Non-GAAP	34.2%	21.5%	12.7%

Net Earnings (In Millions)		2007	2006
GAAP		$157	$163
Restructuring-related charges		7	71
Accumulated translation gain upon Scotland liquidation		(7)	-
Pension curtailment gain		-	(7)
Non-GAAP		$156	$227

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

	Segment Operating Income

Three Months Ended June 30	GAAP	Restructuring-Related	Non-GAAP

2007 (1)
Business	$149	$1	$149
Consumer	14	-	14
Other	(97)	4	(93)
Total	$66	$5	$71

2006
Business	$149	$14	$163
Consumer	69	19	88
Other	(114)	20	(94)
Total	$104	$53	$157

2007 vs. 2006 Comparison of Segment Operating Income:
Business	-		(8%)
Consumer	(80%)		(84%)
Other	15%		1%
Total	(37%)		(55%)

(1) 2007 Restructuring-related amounts are comprised of restructuring-related project costs of $5 million

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

	Segment Operating Income

Six Months Ended June 30	GAAP	Restructuring-Related	Non-GAAP

2007 (1)
Business	$303	$1	$304
Consumer	78	(3)	75
Other	(194)	10	(185)
Total	$187	$7	$194

2006
Business	$296	$22	$318
Consumer	133	51	184
Other (2)	(205)	20	(185)
Total	$224	$93	$317

2007 vs. 2006 Comparison of Segment Operating Income:
Business	2%		(5%)
Consumer	(41%)		(60%)
Other	5%		-
Total	(17%)		(39%)

(1) 2007 Restructuring-related amounts are comprised of restructuring-related project costs of $11 million and a $4 million gain on the sale of the Rosyth, Scotland manufacturing facility.

(2) $10 million pension curtailment gain included in 2006 GAAP and Restructuring-related columns on "Other" line.

Note:  Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

Three Months Ended June 30	2007	2006

Gross Profit:
GAAP	$370	$418
Restructuring-related charges	5	16
Non-GAAP	$375	$434

Operating Expense:
GAAP	$305	$314
Restructuring-related charges	(1)	(37)
Non-GAAP	$304	$277

Operating Income:
GAAP	$66	$104
Restructuring-related charges	5	53
Non-GAAP	$71	$157

Net Earnings:
GAAP	$64	$77
Restructuring-related charges	4	37
Accumulated translation gain upon Scotland liquidation	(6)	-
Non-GAAP	$62	$114

Net Earnings: (As a Percentage of Revenue)
GAAP	5.3%	6.2%
Restructuring-related charges	0.3%	3.0%
Accumulated translation gain upon Scotland liquidation	(0.5%)	-
Non-GAAP	5.1%	9.2%

Note:   Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

Six Months Ended June 30	2007	2006

Gross Profit:
GAAP	$793	$822
Restructuring-related charges	6	35
Non-GAAP	$799	$857

Operating Expense:
GAAP	$606	$597
Restructuring-related charges	(1)	(68)
Pension curtailment gain	-	10
Non-GAAP	$605	$540

Operating Income:
GAAP	$187	$224
Restructuring-related charges	7	103
Pension curtailment gain	-	(10)
Non-GAAP	$194	$317

Net Earnings:
GAAP	$157	$163
Restructuring-related charges	7	71
Accumulated translation gain upon Scotland liquidation	(7)	-
Pension curtailment gain	-	(7)
Non-GAAP	$156	$227

Note:      Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Six Months Ended June 30	2007	2006

Net Earnings: (As a Percentage of Revenue)
GAAP	6.3%	6.5%
Restructuring-related charges	0.3%	2.8%
Accumulated translation gain upon Scotland liquidation	(0.3%)	-
Pension curtailment gain	-	(0.2%)
Non-GAAP	6.3%	9.1%

Note:   Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.